UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 12,  2014

Tutor Perini Corporation

(Exact name of registrant as specified in its charter)

____________________

Massachusetts (State or other jurisdiction of incorporation or organization)	1-6314 (Commission file number)	04-1717070 (I.R.S. Employer Identification No.)

15901 Olden Street, Sylmar, California 91342-1093

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code:  (818) 362-8391

None

(Former name or former address, if changed since last report)

____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On December 16, 2014, MGM Resorts International filed a Form 8-K which provided certain details regarding a global settlement agreement reached between various parties involved in the MGM CityCenter matter. Tutor Perini is filing this Form 8-K to present and clarify some of the details pertaining to the settlement. In addition, on December 17, 2014, Tutor Perini issued a press release regarding the MGM settlement and other separate unrelated settlements. That press release is attached to this Form 8-K for reference as Exhibit 99.1.

On December 12, 2014, Tutor Perini Corporation and Tutor Perini Building Corp (collectively “Tutor Perini”) entered into a Settlement Agreement with MGM Resorts International (MGM) and CityCenter Holdings, LLC (CityCenter), and the related Perini subcontractors and relevant insurers to resolve all outstanding project lien claims and CityCenter counterclaims relating to the CityCenter Project (CityCenter Settlement Agreement). The settlement is subject to execution of a global settlement agreement by all parties by December 31, 2014, and CityCenter’s procurement of replacement insurance (which replacement insurance costs are the responsibility of CityCenter).

The CityCenter Settlement Agreement, combined with prior proceeds of approximately $51 million from CityCenter to Tutor Perini, will result in total net settlement proceeds to Tutor Perini of approximately $189.5 million on its CityCenter lien claims.

Under the CityCenter Settlement Agreement, Tutor Perini will make cash contributions of approximately $11 million to CityCenter in addition to a waiver of a $2 million insurance bonus to resolve all CityCenter claims. The CityCenter Settlement Agreement resolves Tutor Perini’s and the subcontractors’ lien claims against CityCenter and MGM, and all of CityCenter’s counter-claims against Tutor Perini and the related subcontractors. The CityCenter Settlement Agreement was entered into solely by way of compromise and settlement and is not in any way an admission of liability or fault by Tutor Perini, CityCenter, or the related subcontractors.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

99.1 Press Release of Tutor Perini Corporation dated December 17, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

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Tutor Perini Corporation

Dated: December 17, 2014	By: /s/Michael J. Kershaw
Michael J. Kershaw Executive Vice President and Chief Financial Officer